Exhibit 23.3

Consent of Independent Auditors

We consent to the inclusion in this Registration Statements on Form S-4 of Adara Acquisition Corp. of our report dated April 27, 2020, relating to our audit of the consolidated financial statements of COKeM International LTD as of December 31, 2019 and 2018, and for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

Wipfli LLP

Minneapolis, Minnesota

July 11, 2022